Exhibit 21.1

Independence Realty Trust

Subsidiaries at March 11, 2014

Entity Name	Domestic Jurisdiction
Berkshire II Cumberland, LLC	Indiana
Berkshire Square, LLC	Indiana
Berkshire Square Managing Member, LLC	Delaware
Independence Realty Operating Partnership, LP	Delaware
IRT Belle Creek Apartments Colorada, LLC	Delaware
IRT Centrepoint Arizona, LLC	Delaware
IRT Copper Mill Apartments Texas, LLC	Delaware
IRT Crestmont Apartments Georgia, LLC	Delaware
IRT Crossing Owner, LLC	Delaware
IRT Cumberland Glen Apartments Georgia, LLC	Delaware
IRT Eagle Ridge Apartments Member, LLC	Delaware
IRT Eagle Ridge Apartments Owner, LLC	Delaware
IRT Heritage Trace Apartments Virginia, LLC	Delaware
IRT Limited Partner, LLC	Delaware
IRT OKC Portfolio Member, LLC	Delaware
IRT OKC Portfolio Owner, LLC	Delaware
IRT Runaway Bay Apartments, LLC	Delaware
IRT Tresa at Arrowhead Arizona, LLC	Delaware